Exhibit 99.01

NEWS

FOR IMMEDIATE RELEASE

OPSWARE INC. APPOINTS DAVID F. CONTE AS CHIEF FINANCIAL OFFICER

Previous CFO Sharlene Abrams Resigns

Sunnyvale, CA — July 12, 2006 — Opsware Inc. (NASDAQ: OPSW), the leading provider of IT automation software, today announced that it has appointed David F. Conte as chief financial officer, effective immediately. Mr. Conte has been with the company since 1999 and previously held the roles of vice president of finance as well as corporate controller. Opsware’s previous CFO, Sharlene Abrams, has resigned but will remain with the company through October 31, 2006, available to assist with the transition.

Conte, in addition to his finance roles at Opsware, has also been head of treasury and risk management and has overseen both IT and facilities. He joined the company shortly after its inception and prior to that spent eleven years at Ernst & Young in their High Technology practice. Conte is a Certified Public Accountant and has a B.S. from the University of California at Santa Barbara.

“Dave has been with the company since October 1999 and brings a depth of expertise in every detail of operations and financial controls. He’s been integrally involved in every significant transaction we have had, and he’s perfectly suited to assume this role,” said Ben Horowitz, Opsware president and CEO. “We thank Sharlene for her valuable guidance during the formative years of our company. She has had a tremendous impact on Opsware and helped steward our impressive growth for nearly four years. It was her decision to resign and she leaves with our heartfelt appreciation.”

“I’ve had a great experience at Opsware and am proud to be associated with this innovative company,” said Sharlene Abrams. “I’m leaving finance in great hands and am confident in Dave Conte’s abilities. The company is in great shape, commanding the lead position in the IT automation market and on an impressive growth trajectory.”

Conference Call and Webcast

Opsware management will host a conference call on Thursday, July 13, 2006 beginning at 5:30 a.m. PT (8:30 a.m. ET) to discuss Conte’s appointment to CFO. Interested parties may access the conference call by dialing (800) 289-0493. A live audio version and replay of the conference call will be available on the Investor Relations section of Opsware’s web site at http://investor.opsware.com.

Inquiries should be addressed to Ken Tinsley, Opsware’s treasurer and director of investor relations, at (408) 212-5241 or IR@Opsware.com.

About Opsware Inc. (NASDAQ: OPSW)

Opsware Inc. is the world’s leading IT automation and utility computing software company. The growth of the Internet is driving a shift from client/server computing to Web architecture. With this shift comes an overwhelming proliferation of servers, network devices and applications, creating massive complexity that makes an automated IT model a necessity. The Opsware System automates the complete IT lifecycle and delivers utility computing by enabling IT to automatically provision, patch, configure, secure, change, scale, audit, recover, consolidate, migrate, and reallocate servers, network devices and applications. Over 350 of the world’s largest companies, outsourcers and government agencies use Opsware to deliver this new, automated model of IT. For more information on Opsware Inc., please visit our web site at www.opsware.com.

Opsware is a service mark and trademark of Opsware Inc.

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Contacts:
Ken Tinsley	Karli Overmier
Investor Relations	Public Relations
Opsware Inc.	Barokas Public Relations
408-212-5241	206-344-3132
ktinsley@opsware.com	karli@barokas.com